Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares Reports 3rd Quarter Profits Up 15.6 Percent

Whiteville, NC –October 14, 2004 – Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported third quarter earnings today. Net income for the third quarter was $605,256, an increase of 15.6% over the same period in 2003 equating to earnings per share (EPS) of $.13 versus $.12 per share for the same period last year. Assets for the locally owned bank holding company also saw an increase with total assets for the quarter ending September 30, 2004 reported $230,917,219, an increase of 24.8% over last year.

“The third quarter of 2004 was exciting for Waccamaw Bankshares,” reported Waccamaw Bankshares President, Jim Graham. “We are able to report a significant increase in loan and deposit volume and the opening of our sixth office on Kerr Avenue in Wilmington. The Wilmington office is progressing well and we are pleased with the entry into what we believe will be a very significant market for our bank in the years to come. As the third quarter came to a close, our previously announced 100% stock dividend was finalized. We are pleased with our growth and our staff continues to perform at high levels in meeting the challenges of today’s banking environment,” Graham continued.

Chairman Michael K. Jones stated, “The first three quarters of 2004 have now been completed with strong results. We’re delighted to consummate the 100% stock dividend which follows the 20% stock dividend in the second quarter 2004. Waccamaw has now completed its seventh full year of operation and our focus remains upon completing the vision we established at that time, to become the best bank in all of the markets we serve.”

Waccamaw Bankshares is listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, Holden Beach, and Wilmington. For more information call (910) 641-0044 or go to www.waccamawbank.com.